Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration No. 333-150326

March 13, 2012

PROSPECTUS SUPPLEMENT NO. 57

2,333,332 SHARES OF COMMON STOCK

AGENUS INC.

This prospectus supplement amends the prospectus dated March 16, 2009 (as supplemented on April 15, 2009, April 17, 2009, April 22, 2009, April 27, 2009, May 4, 2009, May 11, 2009, May 27, 2009, June 4, 2009, June 8, 2009, June 9, 2009, June 11, 2009, June 15, 2009, July 7, 2009, July 15, 2009, August 3, 2009, August 5, 2009, September 11, 2009, September 18, 2009, November 12, 2009, January 5, 2010, March 1, 2010, March 25, 2010, April 26, 2010, May 11, 2010, May 18, 2010, July 23, 2010, August 9, 2010, August 25, 2010, November 3, 2010, November 10, 2010, December 30, 2010, January 7, 2011, January 14, 2011, January 28, 2011, March 1, 2011, March 8, 2011, March 18, 2011, April 18, 2011, May 5, 2011, May 9, 2011, June 8, 2011, June 17, 2011, August 8, 2011, August 16, 2011, September 7, 2011, September 27, 2011, September 30, 2011, October 11, 2011, October 20, 2011, November 7, 2011, November 17, 2011, December 12, 2011, December 21, 2011, March 5, 2012, and March 6, 2012) to allow certain stockholders or their pledgees, donees, transferees, or other successors in interest (the “Selling Stockholders”), to sell, from time to time, up to 1,166,666 shares of our common stock, which they have acquired in a private placement in the United States, and up to 1,166,666 shares of our common stock issuable upon the exercise of warrants which are held by the Selling Stockholders named in the prospectus.

We would not receive any proceeds from any such sale of these shares. To the extent any of the warrants are exercised for cash, if at all, we will receive the exercise price for those warrants.

This prospectus supplement is being filed to include the information set forth in the Annual Report on Form 10-K/A filed on March 8, 2012, which is set forth below. This prospectus supplement should be read in conjunction with the prospectus dated March 16, 2009, Prospectus Supplement No. 1 dated April 15, 2009, Prospectus Supplement No. 2 dated April 17, 2009, Prospectus Supplement No. 3 dated April 22, 2009, Prospectus Supplement No. 4 dated April 27, 2009, Prospectus Supplement No. 5 dated May 4, 2009, Prospectus Supplement No. 6 dated May 11, 2009, Prospectus Supplement No. 7 dated May 27, 2009, Prospectus Supplement No. 8 dated June 4, 2009, Prospectus Supplement No. 9 dated June 8, 2009, Prospectus Supplement No. 10 dated June 9, 2009, Prospectus Supplement No. 11 dated June 11, 2009, Prospectus Supplement No. 12 dated June 15, 2009, Prospectus Supplement No. 13 dated July 7, 2009, Prospectus Supplement No. 14 dated July 15, 2009, Prospectus Supplement No. 15 dated August 3, 2009, Prospectus Supplement No. 16 dated August 5, 2009, Prospectus Supplement No. 17 dated September 11, 2009, Prospectus Supplement No. 18 dated September 18, 2009, Prospectus Supplement No. 19 dated November 12, 2009, Prospectus Supplement No, 20 dated January 5, 2010, Prospectus Supplement No. 21 dated March 1, 2010, Prospectus Supplement No. 23 dated March 25, 2010, Prospectus Supplement No. 24 dated April 26, 2010, Prospectus Supplement No. 25 dated May 11, 2010, Prospectus Supplement No. 26 dated May 18, 2010, Prospectus Supplement No. 27 dated July 23, 2010, Prospectus Supplement No. 28 dated August 9, 2010, Prospectus Supplement No. 29 dated August 25, 2010, Prospectus Supplement No. 30 dated November 3, 2010, Prospectus Supplement No. 31 dated November 10, 2010, Prospectus Supplement No. 32 dated December 30, 2010, Prospectus Supplement No. 33 dated January 7, 2011, Prospectus Supplement No. 34 dated January 14, 2011, Prospectus Supplement No. 35 dated January 28, 2011, Prospectus Supplement No. 36 dated March 1, 2011, Prospectus Supplement No. 37 dated March 8, 2011, Prospectus Supplement No. 38 dated March 18, 2011, Prospectus Supplement No. 39 dated April 18, 2011, Prospectus Supplement No. 40 dated May 5, 2011, Prospectus Supplement No. 41 dated May 9, 2011, Prospectus Supplement No. 42 dated June 8, 2011, Prospectus Supplement No. 43 dated June 17, 2011, Prospectus Supplement No. 44 dated August 8, 2011, Prospectus Supplement No. 45 dated August 16, 2011, Prospectus Supplement No. 46 dated September 7, 2011, Prospectus Supplement No. 47 dated September 27, 2011, Prospectus Supplement No. 48 dated September 30, 2011, Prospectus Supplement No. 49 dated October 11, 2011, Prospectus Supplement No. 50 dated October 20, 2011, Prospectus Supplement No. 51 dated November 7, 2011, Prospectus Supplement No. 52 dated November 17, 2011, Prospectus Supplement No. 53 dated December 12, 2011, Prospectus Supplement No. 54 dated December 21, 2011, Prospectus Supplement No. 55 dated March 5, 2012, and Prospectus Supplement No. 56 dated March 6, 2012, which are to be delivered with this prospectus supplement.

Our common stock is quoted on The NASDAQ Capital Market (“NASDAQ”) under the ticker symbol “AGEN.” On March 9, 2012, the last reported closing price per share of our common stock was $4.40 per share.

Investing in our securities involves a high degree of risk. Before investing in any of our securities, you should read the discussion of material risks in investing in our common stock. See “Risk Factors” on page 1 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS SUPPLEMENT NO. 57 IS MARCH 13, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-K/A

(Amendment No. 1)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2011

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from             to

Commission File Number: 000-29089

Agenus Inc.

(exact name of registrant as specified in its charter)

Delaware	06-1562417
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3 Forbes Road, Lexington, Massachusetts 02421

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:

(781) 674-4400

Securities registered pursuant to Section 12(b) of the Act:

Common Stock, $.01 Par Value	The NASDAQ Capital Market
(Title of each class)	(Name of each exchange on which registered)

Securities registered pursuant to Section 12(g) of the Act:

None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulations S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    ☒

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.    ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

The aggregate market value of voting stock held by non-affiliates of the registrant as of June 30, 2011 was: $75.9 million. There were 22,492,667 shares of the registrant’s Common Stock outstanding as of February 24, 2012.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the definitive proxy statement for the registrant’s 2012 Annual Meeting of Stockholders, which definitive proxy statement will be filed with the Securities and Exchange Commission not later than 120 days after the registrant’s fiscal year end of December 31, 2011, are incorporated by reference into Part III of this Annual Report on Form 10-K.

EXPLANATORY NOTE

This Amendment No. 1 to the Annual Report on Form 10-K of Agenus Inc. for the year ended December 31, 2011, originally filed on March 6, 2012 (the “Original Filing”), is being filed solely to amend Exhibit 23, “Consent of KPMG LLP, independent registered public accounting firm” (the “Exhibit”). A copy of the Exhibit is filed herewith.

Pursuant to Rule 12b-15 under the Securities Exchange Act of 1934, as amended, this Form 10-K/A also contains new certifications pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, which are attached hereto. Because no financial statements have been included in this Form 10-K/A and this Form 10-K/A does not contain or amend any disclosure with respect to Items 307 and 308 of Regulation S-K, paragraphs 3, 4 and 5 of the certifications have been omitted.

Except as described above, no other changes have been made to the Original Filing, and this Form 10-K/A does not modify, amend or update in any way any of the financial or other information contained in the Original Filing. This Form 10-K/A does not reflect events that may have occurred subsequent to the filing date of the Original Filing.

EXHIBIT INDEX

Exhibit No.	Description

23	Consent of KPMG LLP, independent registered public accounting firm. Filed herewith.

31.1	Certification of Chief Executive Officer pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as amended. Filed herewith.

31.2	Certification of Chief Financial Officer pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as amended. Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AGENUS INC.

By:	/S/ GARO H. ARMEN, PH.D.
Garo H. Armen, Ph.D.
Chief Executive Officer and
Chairman of the Board

Dated: March 8, 2012

Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Agenus Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-40440, 333-40442, 333-50434, 333-69580, 333-106072, 333-115984, 333-143807, 333-143808, 333-151745, 333-160084, 333-160087, 333-160088 and 333-176609), on Form S-3 (Nos. 333-149116, 333-150326, 333-151244, 333-161277, 333-163221 and 333-164481), and on Form S-1 (No. 333-156556) of Agenus Inc. and subsidiaries of our reports dated March 6, 2012, with respect to the consolidated balance sheets of Agenus Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Agenus Inc. and subsidiaries.

/s/ KPMG LLP

Boston, Massachusetts

March 6, 2012

Exhibit 31.1

Certification Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as amended

I, Garo H. Armen, certify that:

1.	I have reviewed this Amendment No. 1 to the Annual Report on Form 10-K of Agenus Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

Date: March 8, 2012	/S/ GARO H. ARMEN, PH.D.
Garo H. Armen, Ph.D.
Chief Executive Officer

Exhibit 31.2

Certification Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as amended

I, Shalini Sharp, certify that:

1.	I have reviewed this Amendment No. 1 to the Annual Report on Form 10-K of Agenus Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

Date: March 8, 2012	/S/ SHALINI SHARP
Shalini Sharp
Chief Financial Officer